Exhibit 4(c)

NEXTERA ENERGY CAPITAL HOLDINGS, INC.

OFFICER'S CERTIFICATE

Creating the Series F Debentures due September 1, 2017

Paul Cutler, Treasurer of NextEra Energy Capital Holdings, Inc. (the “Company”), pursuant to the authority granted in the accompanying Board Resolutions (all capitalized terms used herein which are not defined herein, in Appendix A or in Exhibit A hereto, but which are defined in the Indenture referred to below, shall have the meanings specified in the Indenture), and pursuant to Sections 201 and 301 of the Indenture, does hereby certify to The Bank of New York Mellon (the “Trustee”), as Trustee under the Indenture (For Unsecured Debt Securities) dated as of June 1, 1999 between the Company and the Trustee (the “Indenture”), that:

1.
The securities to be issued under the Indenture in accordance with this certificate shall be designated “Series F Debentures due September 1, 2017” (the “Debentures of the Twenty-second Series”) and shall be issued in substantially the form set forth in Exhibit A hereto.

2.
The Debentures of the Twenty-second Series shall mature and the principal shall be due and payable, together with all accrued and unpaid interest thereon, on the Stated Maturity Date. The “Stated Maturity Date” means September 1, 2017.

3.
The Debentures of the Twenty-second Series shall bear interest initially at the rate of 1.60% per annum (the “Interest Rate”) from September 11, 2012, to, but excluding, the earlier of (i) the Stated Maturity Date and (ii) the Reset Effective Date or, if no Successful Remarketing of the Debentures of the Twenty-second Series occurs, September 1, 2017. In the event of a Successful Remarketing of the Debentures of the Twenty-second Series, the Interest Rate will be reset by the Remarketing Agents at the appropriate Reset Rate effective from the related Reset Effective Date, as set forth in paragraph 4 below. If the Interest Rate is so reset, the Debentures of the Twenty-second Series will bear interest at the Reset Rate from, and including, the related Reset Effective Date until the principal thereof and accrued and unpaid interest thereon, if any, is paid or duly made available for payment and shall bear interest, to the extent permitted by law, compounded quarterly, on any overdue principal and payment of interest at the Interest Rate through and including the day immediately preceding the Reset Effective Date and compounded semi-annually, on any overdue principal and payment of interest at the Reset Rate thereafter. The “Reset Effective Date” shall mean, (i) in connection with a Successful Remarketing of the Debentures of the Twenty-second Series during the Period for Early Remarketing, the third Business Day immediately following the Remarketing Date on which the Debentures of the Twenty-second Series included in such Remarketing are successfully remarketed, unless the Remarketing is successful within five Business Days of the next succeeding Quarterly Interest Payment Date (as defined below) in which case such Quarterly Interest Payment Date will be the Reset Effective Date, and (ii) in connection with a Successful Remarketing of the Debentures of the Twenty-second Series included in such Remarketing on any of the Remarketing Dates during the Final Three-Day Remarketing Period, September 1, 2015.

Interest on a Debenture of the Twenty-second Series shall be payable initially quarterly in arrears on March 1, June 1, September 1 and December 1 of each year (each, a “Quarterly Interest Payment Date”), commencing December 1, 2012, to the Person in whose name such Debenture of the Twenty-second Series, or any predecessor Debenture of the Twenty-second Series, is registered on the books and records of the Security Registrar at the close of business on the relevant Regular Record Date for such Quarterly Interest Payment Date. Following a Successful Remarketing of the Debentures of the Twenty-second Series, interest on a Debenture of the Twenty-second Series shall be payable (i) on the Reset Effective Date and (ii) semi-annually in arrears on the Subsequent Interest Payment Dates (as defined below and, together with the Quarterly Interest Payment Dates and the Reset Effective Date, the “Interest Payment Dates”), in each case to the Person in whose name such Debenture of the Twenty-second Series, or any predecessor Debenture of the Twenty-second Series, is registered on the books and records of the Security Registrar at the close of business on the relevant Regular Record Date. “Subsequent Interest Payment Date” shall mean, following the Reset Effective Date, each semi-annual interest payment date established by the Company on the Remarketing Date on which the Debentures of the Twenty-second Series included in the Remarketing are successfully remarketed.
Interest payments will include interest accrued from and including the immediately preceding Interest Payment Date or, in the case of the first Interest Payment Date, from and including September 11, 2012, to but excluding, such Interest Payment Date.
The amount of interest payable on the Debentures of the Twenty-second Series will be computed on the basis of a 360-day year of twelve 30-day months. The amount of interest payable for any period shorter than a full quarterly or semi-annual period for which interest is computed shall be computed on the basis of the number of days in such period using 30-day calendar months. In the event that any Interest Payment Date is not a Business Day, then payment of interest payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of such delay), except that, if such Business Day is in the next succeeding calendar year, then such payment shall be made on the immediately preceding Business Day, in each case, with the same force and effect as if made on such Interest Payment Date.
Pursuant to the Remarketing Agreement to be entered into between the Company, Goldman, Sachs & Co., Barclays Capital Inc. and Citigroup Global Markets Inc. (collectively referred to as the “Remarketing Agents”), and The Bank of New York Mellon, as Purchase Contract Agent (the “Purchase Contract Agent”), as amended or supplemented from time to time (the “Remarketing Agreement”), and as described below, the Company (i) during the Period for Early Remarketing may, at its option, and in its sole discretion, select one or more Three-Day Remarketing Periods consisting of three successive Remarketing Dates on each of which it shall cause the Remarketing Agents to remarket, in whole (but not in part), unless the Debentures of the Twenty-second Series have previously been successfully remarketed in accordance with the provisions of the Remarketing Agreement or a Special Event Redemption or Mandatory Redemption shall have occurred or will occur on or prior to the last possible Reset Effective Date related to the applicable Three-Day Remarketing Period, (A) the Pledged Debentures of the Twenty-second Series included in the Corporate Units, and (B) any Separate Debentures of the Twenty-second Series of Holders who have elected in the manner set forth in the Purchase Contract Agreement, the Pledge Agreement and the Remarketing Agreement to have such Separate Debentures of the Twenty-second Series so remarketed, for settlement on the third Business Day following the Remarketing Date on which a Successful Remarketing occurs, and (ii) shall, unless the Debentures of the Twenty-second Series described in (i)(A) and (B) above have previously been successfully remarketed in accordance with the provisions of the Remarketing Agreement or a Special Event Redemption or Mandatory Redemption shall have occurred or will occur on or prior to the Purchase Contract Settlement Date, cause the Remarketing Agents to remarket, in whole (but not in part), on each Remarketing Date during the Final Three-Day Remarketing Period, (A) the Pledged Debentures of the Twenty-second Series of Corporate Unit holders who have not already settled the Purchase Contracts included in their Corporate Units and who have failed to notify the Purchase Contract Agent, on or prior to the seventh Business Day immediately preceding the Purchase Contract Settlement Date, of their intention to settle such Purchase Contracts in cash, and (B) any Separate

Debentures of the Twenty-second Series of Holders who have elected in the manner set forth in the Purchase Contract Agreement, the Pledge Agreement and the Remarketing Agreement to have their Debentures of the Twenty-second Series so remarketed, for settlement on the Purchase Contract Settlement Date. The Company may select a Three-Day Remarketing Period during the Period for Early Remarketing by designating each of the three sequential Remarketing Dates to comprise such Three-Day Remarketing Period, provided that no Remarketing Date during the Period for Early Remarketing shall occur earlier than the fifth Business Day prior to March 1, 2015 nor later than the ninth Business Day prior to the Purchase Contract Settlement Date.
The Company will announce any Remarketing on the sixth Business Day immediately preceding the first Remarketing Date of a Three‑Day Remarketing Period and, for the Final Three‑Day Remarketing Period, the Company will announce the remarketing of the Debentures of the Twenty-second Series on the third Business Day immediately preceding the first Remarketing Date of the Final Three‑Day Remarketing Period. Each such announcement (each a “Remarketing Announcement”) on each such date (each, a “Remarketing Announcement Date”). The Remarketing Announcement shall specify the following:
(i)    (A)    if the Remarketing Announcement relates to a Remarketing to occur during the Period for Early Remarketing, that the Debentures of the Twenty-second Series may be remarketed on any and all of the sixth, seventh and eighth Business Days following such Remarketing Announcement Date;
(B)    if the Remarketing Announcement relates to a Remarketing to occur during the Final Three-Day Remarketing Period, that the Debentures of the Twenty-second Series may be remarketed on any and all of the third, fourth and fifth Business Days following such Remarketing Announcement Date;
(ii)    (A)    if the Remarketing Announcement relates to a Remarketing to occur during the Period for Early Remarketing, that the Reset Effective Date will be the third Business Day following the Remarketing Date on which the Debentures of the Twenty-second Series are successfully remarketed, unless the Remarketing is successful within five business days of the next succeeding Quarterly Interest Payment Date in which case such Quarterly Interest Payment Date will be the Reset Effective Date; or
(B)    if the Remarketing Announcement relates to a Remarketing to occur during the Final Three-Day Remarketing Period, that the Reset Effective Date will be September 1, 2015 if there is a Successful Remarketing;
(iii)    that the Reset Rate and Subsequent Interest Payment Dates for the Debentures of the Twenty-second Series will be established on the Successful Remarketing Date and effective on and after the Reset Effective Date;
(iv)    (A)    if the Remarketing Announcement relates to a Remarketing to occur during the Period for Early Remarketing, that the Reset Rate will equal the interest rate on the Debentures of the Twenty-second Series that will enable the Debentures of the Twenty-second Series to be remarketed at a price equal to at least 100% of the Remarketing Treasury Portfolio Purchase Price plus the Separate Debentures of the Twenty-second Series Purchase Price plus the applicable Remarketing Fee (the “Remarketing Price”); or
(B)    if the Remarketing Announcement relates to a Remarketing to occur during the Final Three-Day Remarketing Period, that the Reset Rate will equal the interest rate on the Debentures of the Twenty-second Series that will enable the Debentures of the Twenty-second Series included in the Remarketing to be remarketed at a price equal to at least 100% of their aggregate principal amount, plus the applicable Remarketing Fee on the Debentures of the Twenty-second Series being remarketed (the “Contract Settlement Price”); and
(v)    the Remarketing Fee.

On the Business Day immediately following the Remarketing Announcement Date, the Company will issue a press release through any appropriate news agency, including Dow Jones News Service and Bloomberg Business News, containing the Remarketing Announcement and publish such Remarketing Announcement on the Company's website or through another public medium as the Company may use at the time. In addition, the Company will request, not later than 10 Business Days prior to each Remarketing Announcement Date, that the Depositary notify its participants holding Debentures of the Twenty-second Series, Corporate Units and Treasury Units of the Remarketing.
Each Holder of Separate Debentures of the Twenty-second Series may elect to have some or all of Separate Debentures of the Twenty-second Series held by such Holder remarketed in any Remarketing. A Holder making such an election must, pursuant to the Purchase Contract Agreement, Pledge Agreement and the Remarketing Agreement, notify the Custodial Agent and deliver such Separate Debentures of the Twenty-second Series to the Custodial Agent on or prior to 5:00 p.m., New York City time, on the second Business Day, but no earlier than the fifth Business Day, immediately preceding the first Remarketing Date of any Three-Day Remarketing Period. Any such notice and delivery may not be conditioned upon the level at which the Reset Rate is established in the Remarketing. Any such notice and delivery may be withdrawn on or prior to 5:00 p.m., New York City time, on the second Business Day immediately preceding the first Remarketing Date of the applicable Three-Day Remarketing Period in accordance with the provisions set forth in the Pledge Agreement. Any such notice and delivery not withdrawn by such time will be irrevocable with respect to such Remarketing. Promptly after 11:00 a.m., New York City time, on the Business Day immediately preceding the first Remarketing Date of the applicable Three-Day Remarketing Period, the Custodial Agent, based on the notices and deliveries received by it prior to such time and pursuant to the Pledge Agreement, shall notify the Remarketing Agents of the principal amount of Separate Debentures of the Twenty-second Series to be tendered for Remarketing and shall cause such Separate Debentures of the Twenty-second Series to be presented to the Remarketing Agents. Debentures of the Twenty-second Series that are components of Corporate Units will be deemed tendered for Remarketing and will be remarketed in accordance with the terms of the Remarketing Agreement.
Unless and until there has been a Successful Remarketing, on each Remarketing Date during a Three-Day Remarketing Period, the Company shall cause the Remarketing Agents to use their commercially reasonable efforts to remarket the Debentures of the Twenty-second Series that the Collateral Agent and the Custodial Agent shall have notified the Remarketing Agents have been tendered for, or otherwise are to be included in, the Remarketing, at a price per $1,000 principal amount of the Debentures of the Twenty-second Series such that the aggregate price for the aggregate principal amount of the Debentures of the Twenty-second Series being remarketed on that date will be approximately (i) if the Reset Effective Date is not the Purchase Contract Settlement Date, the Remarketing Price or (ii) if the Reset Effective Date is the Purchase Contract Settlement Date, the Contract Settlement Price.
In the event of a Successful Remarketing, on the Remarketing Date the Company will request the Depositary to notify its participants holding the Debentures of the Twenty-second Series, no later than the Business Day next succeeding the Successful Remarketing Date, of the Reset Rate, the Subsequent Interest Payment Dates and related Regular Record Dates for the Debentures of the Twenty-second Series. If a Successful Remarketing does not occur during a Three‑Day Remarketing Period, the Company will cause a notice of such unsuccessful Remarketing attempt to be published on the Business Day following the last of the three Remarketing Dates comprising the Three‑Day Remarketing Period (which notice, in the event of an unsuccessful Remarketing on the Final Remarketing Date, shall be published not later than 9:00 a.m., New York City time, and shall include the procedures that must be followed if a Holder of Separate Debentures of the Twenty-second Series wishes to exercise its right to put such Separate Debentures of the Twenty-second Series to the Company), in each case, by making a timely release to any appropriate news agency, including Bloomberg Business News and the Dow Jones News Service.
In accordance with the Depositary's normal procedures, on the Reset Effective Date, the transactions described above with respect to each Debenture of the Twenty-second Series tendered for purchase and sold in such Remarketing shall be executed through the Depositary, and the accounts of the respective

Depositary participants shall be debited and credited and such Debentures of the Twenty-second Series delivered by book entry as necessary to effect purchases and sales of such Debentures of the Twenty-second Series. The Depositary shall make payment in accordance with its normal procedures.
In no event shall the aggregate price for the Debentures of the Twenty-second Series in a Remarketing be less than a price (the “Minimum Price”) equal to (i) in the case of a Remarketing during the Period for Early Remarketing, 100% of the sum of the Remarketing Treasury Portfolio Purchase Price and the Separate Debentures of the Twenty-second Series Purchase Price or (ii) in the case of a Remarketing during the Final Three-Day Remarketing Period, 100% of the aggregate principal amount of the Debentures of the Twenty-second Series being remarketed. A remarketing attempt on any Remarketing Date will be deemed unsuccessful if the (i) Remarketing Agents are unable to remarket the Debentures of the Twenty-second Series for an aggregate price that is at least equal to the Minimum Price; or (ii) if a condition precedent to such Remarketing is not fulfilled or, if subject to waiver, waived.
The right of each Holder of Debentures of the Twenty-second Series that are included in Corporate Units to have such Debentures of the Twenty-second Series, and each Holder of Separate Debentures of the Twenty-second Series to have any Separate Debentures of the Twenty-second Series (together, the “Remarketed Debentures of the Twenty-second Series”) remarketed and sold on any Remarketing Date shall be limited to the extent that (i) the Remarketing Agents conduct a Remarketing pursuant to the terms of the Remarketing Agreement, (ii) a Special Event Redemption or Mandatory Redemption has not occurred prior to such Remarketing Date, (iii) the Remarketing Agents are able to find a purchaser or purchasers for Remarketed Debentures of the Twenty-second Series at the Minimum Price, and (iv) the purchaser or purchasers deliver the purchase price therefor to the Remarketing Agents as and when required.
None of the Trustee, the Company or the Remarketing Agents shall be obligated in any case to provide funds to make payment upon tender of Debentures of the Twenty-second Series for Remarketing.
“Remarketing Treasury Portfolio” shall mean,
(a)    U.S. Treasury securities (or principal or interest strips thereof) that mature on or prior to August 31, 2015 in an aggregate amount equal to the principal amount of the Debentures of the Twenty-second Series which are a component of the Corporate Units;
(b)    if the Reset Effective Date occurs prior to June 1, 2015, with respect to the Quarterly Interest Payment Dates on the Debentures of the Twenty-second Series that would have occurred on June 1, 2015 and September 1, 2015, U.S. Treasury securities (or principal or interest strips thereof) that mature on or prior to (i) May 31, 2015 (in connection with the Quarterly Interest Payment Date that would have occurred on June 1, 2015) and (ii) August 31, 2015 (in connection with the Quarterly Interest Payment Date that would have occurred on September 1, 2015), each in an aggregate amount equal to the aggregate interest payments that would be due on June 1, 2015 and September 1, 2015, respectively, on the principal amount of the Debentures of the Twenty-second Series that would have been components of the Corporate Units assuming no Remarketing and no reset of the Interest Rate on the Debentures of the Twenty-second Series and assuming that interest on the Debentures of the Twenty-second Series accrued from the Reset Effective Date to, but excluding, June 1, 2015; and
(c)    if the Reset Effective Date occurs on or after June 1, 2015, with respect to the Quarterly Interest Payment Date on the Debentures of the Twenty-second Series that would have occurred on September 1, 2015, U.S. Treasury securities (or principal or interest strips thereof) that mature on or prior to August 31, 2015 in an aggregate amount equal to the aggregate interest payment that would be due on September 1, 2015 on the principal amount of the Debentures of the Twenty-second Series that would have been components of the Corporate Units assuming no Remarketing and no reset of the Interest Rate on the Debentures of the Twenty-second Series and assuming that interest on the Debentures of the Twenty-second Series accrued from the Reset Effective Date to, but excluding, September 1, 2015.
“Remarketing Treasury Portfolio Purchase Price” shall mean the lowest aggregate price quoted by a primary U.S. government securities dealer in New York City to the Quotation Agent on the third Business Day immediately preceding the Reset Effective Date for the purchase of the Remarketing Treasury Portfolio for settlement on the Reset Effective Date. “Quotation Agent” means any primary U.S. government securities dealer in New York City selected by the Company.

4.
In connection with each Remarketing, the Remarketing Agents shall determine the reset interest rate (rounded to the nearest one-thousandth (0.001) of one percent per annum) that they believe will, when applied to the Debentures of the Twenty-second Series, enable the aggregate principal amount of the Debentures of the Twenty-second Series being remarketed on such date to be sold at an aggregate price equal to at least (i) if the Reset Effective Date is not the Purchase Contract Settlement Date, the Remarketing Price or (ii) if the Reset Effective Date is the Purchase Contract Settlement Date, the Contract Settlement Price. The reset interest rate established on the Remarketing Date on which a Successful Remarketing occurs shall be the “Reset Rate.”

Anything herein to the contrary notwithstanding, the Reset Rate shall not exceed the maximum rate permitted by applicable law and the Remarketing Agents shall have no obligation to determine whether there is any limitation under applicable law on the Reset Rate or, if there is any such limitation, the maximum permissible Reset Rate on the Debentures of the Twenty-second Series and it shall rely solely upon written notice from the Company (which the Company agrees to provide prior to the eighth Business Day before the first Remarketing Date of any Three-Day Remarketing Period) as to whether or not there is any such limitation and, if so, the maximum permissible Reset Rate.
In the event of a Failed Remarketing or if no Debentures of the Twenty-second Series are included in Corporate Units and none of the Holders of the Separate Debentures of the Twenty-second Series elect to have their Debentures of the Twenty-second Series remarketed in any Remarketing, the Interest Rate on the Debentures of the Twenty-second Series will not be reset and will continue to be the Interest Rate.
In the event of a Successful Remarketing, the Interest Rate shall be reset at the Reset Rate as determined by the Remarketing Agents under the Remarketing Agreement. The Reset Rate shall be effective from and after the Reset Effective Date.

5.
Each installment of interest on a Debenture of the Twenty-second Series shall be payable to the Person in whose name such Debenture is registered at the close of business on the “Regular Record Date” for such interest installment, which (a) as long as the Debentures of the Twenty-second Series remain in certificated form and are held by the Purchase Contract Agent, or are held in book-entry only form, will be one Business Day prior to the corresponding Interest Payment Date, or (b) if the Debentures of the Twenty-second Series remain in certificated form, but are not held by the Purchase Contract Agent, or are not held in book-entry only form, will be at least one Business Day but not more than sixty (60) Business Days prior to such corresponding Interest Payment Date, as selected by the Company; provided that, unless the Purchase Contracts described in the Purchase Contract Agreement have been terminated, such Regular Record Date must be the same as the record date for payment of distributions and Contract Adjustment Payments for the Corporate Units described in such Purchase Contract Agreement; and provided further that interest payable on the Stated Maturity Date will be paid to the Person to whom principal is paid. The Security Registrar may, but shall not be required to, register the transfer of Debentures of the Twenty-second Series during the ten (10) days immediately preceding an Interest Payment Date. Any installment of interest on the Debentures of the Twenty-second Series not punctually paid or duly provided for will forthwith cease to be payable to the Holders of such Debentures of the Twenty-second Series on such Regular Record Date, and may be paid to the Persons in whose name the Debentures of the Twenty-second Series are registered at the close of business on a Special Record Date to be fixed by the Trustee for the payment of such Defaulted Interest. Notice of such Defaulted Interest and Special Record Date shall be given to the Holders of the Debentures of the Twenty-second Series not less than ten (10) days prior to such Special Record Date, or may be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Debentures of the Twenty-second Series may be listed, and upon such notice as may be required by such exchange, all as more fully provided in the Indenture.

6.
The principal and each installment of interest on the Debentures of the Twenty-second Series shall be payable at, and registration of transfers and exchanges in respect of the Debentures of the Twenty-second Series may be effectuated at, the office or agency of the Company in New York City, New York; provided that payment of interest may be made at the option of the Company by check mailed to the address of the Persons entitled thereto or by wire transfer to an account designated by the Person entitled thereto. Notices and demands to or upon the Company in respect of the Debentures of the Twenty-second Series may be served at the office or agency of the Company in New York City, New York. The Corporate Trust Office of the Trustee will initially be the agency of the Company for such payment, registration, registration of transfers and exchanges and service of notices and demands, and the Company hereby appoints the Trustee as its agent for all such purposes; provided, however, that the Company reserves the right to change, by one or more Officer's Certificates, any such office or agency and such agent. The Trustee will initially be the Security Registrar and the Paying Agent for the Debentures of the Twenty-second Series.

7.
If a Special Event shall occur and be continuing, the Company may, at its option, redeem the Debentures of the Twenty-second Series in whole (but not in part) at any time (“Special Event Redemption”) at a Redemption Price equal to, for each Debenture of the Twenty-second Series, the Redemption Amount plus accrued and unpaid interest, if any, thereon to, but excluding, the date of redemption (the “Special Event Redemption Date”). If the Special Event Redemption occurs prior to a Successful Remarketing of the Debentures of the Twenty-second Series, or if the Debentures of the Twenty-second Series are not successfully remarketed, in each case prior to the Purchase Contract Settlement Date, the Redemption Price payable with respect to the Debentures of the Twenty-second Series forming a component of the Corporate Units at the time of the Special Event Redemption will be paid to the Collateral Agent under the Pledge Agreement dated as of September 1, 2012 by and among NextEra Energy, Deutsche Bank Trust Company Americas, as Collateral Agent (the “Collateral Agent”), Custodial Agent (the “Custodial Agent") and Securities Intermediary, and The Bank of New York Mellon, as Purchase Contract Agent (the “Pledge Agreement”), on the Special Event Redemption Date on or prior to 12:30 p.m., New York City time, by check or wire transfer in immediately available funds at such place and to such account as may be designated by the Collateral Agent in exchange for the Debentures of the Twenty-second Series pledged to the Collateral Agent and the Collateral Agent will purchase the Special Event Treasury Portfolio on behalf of the holders of Corporate Units and remit the remainder of the Redemption Price, if any, to the Purchase Contract Agent for payment to the holders. Thereafter, the applicable ownership interests in the Special Event Treasury Portfolio will be substituted for the Applicable Ownership Interests in Debentures of the Twenty-second Series and will be pledged to NextEra Energy, through the Collateral Agent to secure the Corporate Unit holders' obligations to purchase common stock, $0.01 par value per share, of NextEra Energy (the “Common Stock”) under the Purchase Contracts.

“Special Event” means either a Tax Event or an Accounting Event (each as defined below).
“Accounting Event” means the receipt by the audit committee of NextEra Energy's Board of Directors (or, if there is no such committee, by such Board of Directors) of a written report in accordance with Statement on Auditing Standards (“SAS”) No. 97, “Amendment to SAS No. 50-Reports on the Application of Accounting Principles,” from NextEra Energy's independent auditors, provided at the request of NextEra Energy management, to the effect that, as a result of a change in accounting rules that becomes effective after September 11, 2012, NextEra Energy must either (a) account for the Purchase Contracts as derivatives or otherwise mark‑to‑market or measure the fair value of all or any portion of the Purchase Contracts with changes appearing in NextEra Energy's income statement) or (b) account for the Equity Units using the if‑converted method, and that such accounting treatment will cease to apply upon redemption of the Debentures of the Twenty-second Series.

“Tax Event” means the receipt by the Company of an opinion of nationally recognized independent tax counsel experienced in such matters (which may be Morgan, Lewis & Bockius LLP or Squire Sanders (US) LLP) to the effect that there is more than an insubstantial risk that interest payable by the Company on the Debentures of the Twenty-second Series would not be deductible, in whole or in part, by the Company for U.S. federal income tax purposes as a result of (a) any amendment to, change in, or announced proposed change in, the laws, or any regulations thereunder, of the U.S. or any political subdivision or taxing authority thereof or therein affecting taxation, (b) any amendment to or change in an interpretation or application of any such laws or regulations by any legislative body, court, governmental agency or regulatory authority or (c) any interpretation or pronouncement by any legislative body, court, governmental agency or regulatory authority that provides for a position with respect to any such laws or regulations that differs from the generally accepted position on September 6, 2012, which amendment, change or proposed change is effective or which interpretation or pronouncement is announced on or after September 6, 2012.
“Redemption Amount” means
(a)    in the case of a Special Event Redemption occurring prior to the earlier of (i) a Successful Remarketing, or (ii) the Purchase Contract Settlement Date, for each Debenture of the Twenty-second Series, the product of the principal amount of that Debenture of the Twenty-second Series and a fraction, the numerator of which is the applicable Treasury Portfolio Purchase Price and the denominator of which is the aggregate principal amount of the Debentures of the Twenty-second Series included in Corporate Units on the Special Event Redemption Date, and
(b)    in the case of a Special Event Redemption occurring on or after the earlier of (i) a Successful Remarketing, or (ii) the Purchase Contract Settlement Date, for each Debenture of the Twenty-second Series Outstanding on the Special Event Redemption Date, the principal amount of the Debenture of the Twenty-second Series.
The Treasury Portfolio to be purchased in connection with a Special Event Redemption, herein referred to as “Special Event Treasury Portfolio”, will consist of:
(i)    U.S. Treasury securities (or principal or interest strips thereof) that mature on or prior to August 31, 2015 in an aggregate amount equal to the aggregate principal amount of the Debentures of the Twenty-second Series which are components of the Corporate Units, and
(ii)    with respect to each scheduled Interest Payment Date on the Debentures of the Twenty-second Series that occurs after the Special Event Redemption Date and on or prior to September 1, 2015, U.S. Treasury securities (or principal or interest strips thereof) that mature on or prior to such scheduled Interest Payment Date in an aggregate amount equal to the aggregate interest payment that would be due on the aggregate principal amount of the Debentures of the Twenty-second Series which are components of the Corporate Units on such Interest Payment Date (assuming the Interest Rate of the Debentures of the Twenty-second Series was not reset).
Notice of any redemption will be mailed at least thirty (30) days but not more than sixty (60) days before the Special Event Redemption Date to each registered Holder of Debentures of the Twenty-second Series to be redeemed at its registered address as more fully provided in the Indenture. Unless the Company defaults in payment of the Redemption Price, on and after the Special Event Redemption Date interest shall cease to accrue on such Debentures of the Twenty-second Series.

8.	Debentures of the Twenty-second Series are subject to a put right (the “Put Right”) in the following circumstances:
(a) Each Holder of Separate Debentures of the Twenty-second Series may exercise its Put Right, upon an unsuccessful Remarketing during the Final Three-Day Remarketing Period by providing written notice at least two Business Days prior to the Purchase Contract Settlement Date. The Put Price will be paid to such Holder on the Purchase Contract Settlement Date. The “Put Price” will be equal to the principal amount of the Debentures of the Twenty-second Series, plus accrued and unpaid interest, if any, to, but excluding, the Purchase Contract Settlement Date.
(b) Each Holder of an Applicable Ownership Interest in Debentures of the Twenty-second Series will be deemed to have automatically exercised its Put Right, upon an unsuccessful Remarketing during the Final Three-Day Remarketing Period, unless, on the second Business Day immediately prior to the Purchase Contract Settlement Date, such Holder provides written notice to the Purchase Contract Agent of its intention to settle the related Purchase Contracts with separate cash and, on or prior to the Business Day immediately preceding the Purchase Contract Settlement Date, delivers to the Collateral Agent $50 in cash per each of such Holder's related Purchase Contracts. As provided in Section 5.4 of the Purchase Contract Agreement (as defined below), each Holder of an Applicable Ownership Interest in Debentures of the Twenty-second Series will be deemed to have elected to apply a portion of the Put Price equal to the principal amount of such Holder's Applicable Ownership Interest in Debentures of the Twenty-second Series against such Holder's obligations to NextEra Energy under the related Purchase Contracts, thereby satisfying such obligations in full, and NextEra Energy will deliver to such Holder the Common Stock issued in accordance with each related Purchase Contract. Any amount of the Put Price remaining following settlement of each such Purchase Contract will be delivered to the Purchase Contract Agent for the benefit of such Holder.

9.
Initially the Debentures of the Twenty-second Series will be issued in certificated form registered in the name of The Bank of New York Mellon, as Agent, under the Purchase Contract Agreement dated as of September 1, 2012 between NextEra Energy and The Bank of New York Mellon, as Purchase Contract Agent (the “Purchase Contract Agreement”) as components of certain securities of NextEra Energy referred to as Corporate Units (the “Corporate Units”), or in the name of Cede & Co. (as nominee for The Depository Trust Company (“DTC”), the initial securities depository for the Debentures of the Twenty-second Series that are not components of Corporate Units), and may bear such legends as either the Purchase Contract Agent or DTC, respectively, may reasonably request.

10.
No service charge shall be made for the registration of transfer or exchange of the Debentures of the Twenty-second Series; provided, however, that the Company may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with such exchange or transfer.

11.
If the Company shall make any deposit of money and/or Eligible Obligations with respect to any Debentures of the Twenty-second Series, or any portion of the principal amount thereof, as contemplated by Section 701 of the Indenture, the Company shall not deliver an Officer's Certificate described in clause (z) in the first paragraph of said Section 701 unless the Company shall also deliver to the Trustee, together with such Officer's Certificate, either:

(A)an instrument wherein the Company, notwithstanding the satisfaction and discharge of its indebtedness in respect of the Debentures of the Twenty-second Series, shall assume the obligation (which shall be absolute and unconditional) to irrevocably deposit with the Trustee or Paying Agent such additional sums of money, if any, or additional Eligible Obligations (meeting the requirements of said Section 701), if any, or any combination thereof, at such time or times, as shall be necessary, together with the money and/or Eligible Obligations theretofore so deposited, to pay when due the principal of and premium, if any, and interest due and to become due on such Debentures of the Twenty-second Series or portions thereof, all in accordance with and subject to the provisions of said Section 701; provided, however, that such instrument may state that the obligation of the Company to make additional deposits as aforesaid shall be subject to the delivery to the Company by the Trustee of a notice asserting the deficiency accompanied by an opinion of an independent public accountant of nationally recognized standing, selected by the Trustee, showing the calculation thereof; or

(B)an Opinion of Counsel to the effect that, as a result of (i) the receipt by the Company from, or the publication by, the Internal Revenue Service of a ruling or (ii) a change in law occurring after the date of this certificate, the Holders of such Debentures of the Twenty-second Series, or the applicable portion of the principal amount thereof, will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the satisfaction and discharge of the Company's indebtedness in respect thereof and will be subject to U.S. federal income tax on the same amounts, at the same times and in the same manner as if such satisfaction and discharge had not been effectuated.

12.
The Debentures of the Twenty-second Series will be absolutely, irrevocably and unconditionally guaranteed as to payment of principal, interest and premium, if any, by NextEra Energy, as Guarantor (the “Guarantor”), pursuant to a Guarantee Agreement, dated as of June 1, 1999, between the Guarantor and The Bank of New York Mellon (as Guarantee Trustee) (the “Guarantee Agreement”). The following shall constitute “Guarantor Events” with respect to the Debentures of the Twenty-second Series:

(A)the failure of the Guarantee Agreement to be in full force and effect;
(B)the entry by a court having jurisdiction with respect to the Guarantor of (i) a decree or order for relief in respect of the Guarantor in an involuntary case or proceeding under any applicable Federal or State bankruptcy, insolvency or other similar law or (ii) a decree or order adjudging the Guarantor bankrupt or insolvent, or approving as properly filed a petition by one or more entities other than the Guarantor seeking reorganization, arrangement, adjustment or composition of or in respect of the Guarantor under any applicable Federal or State bankruptcy, insolvency or other similar law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official for the Guarantor or for any substantial part of its property, or ordering the winding up or liquidation of its affairs, and any such decree or order for relief or any such other decree or order shall have remained unstayed and in effect for a period of ninety (90) consecutive days; or
(C)the commencement by the Guarantor of a voluntary case or proceeding under any applicable Federal or State bankruptcy, insolvency or other similar law or of any other case or proceeding seeking for the Guarantor to be adjudicated bankrupt or insolvent, or the consent by the Guarantor to the entry of a decree or order for relief in respect of itself in a case or proceeding under any applicable Federal or State bankruptcy, insolvency or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against the Guarantor, or the filing by the Guarantor of a petition or answer or consent seeking reorganization or relief under any applicable Federal or State bankruptcy, insolvency or other similar law, or the consent by the Guarantor to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or similar official of the Guarantor or of any substantial part of its property, or the making by the Guarantor of an assignment for the benefit of creditors, or the admission by the Guarantor in writing of its inability to pay its debts generally as they become due, or the authorization of such action by the Board of Directors of the Guarantor.
Notwithstanding anything to the contrary contained in the Debentures of the Twenty-second Series, this certificate or the Indenture, the Company shall, if a Guarantor Event shall occur and be continuing, redeem all of the Outstanding Debentures of the Twenty-second Series within sixty (60) days after the occurrence of such Guarantor Event (the “Mandatory Redemption”) at a Redemption Price specified below unless, within thirty (30) days after the occurrence of such Guarantor Event, Standard & Poor's Ratings Services (a Standard & Poor's Financial Services LLC business) and Moody's Investors Service, Inc. (if the Debentures of the Twenty-second Series are then rated by those rating agencies, or, if the Debentures of the Twenty-second Series are then rated by only one of those rating agencies, then such rating agency, or, if the Debentures of the Twenty-second Series are not then rated by either one of those rating agencies but are then rated by one or more other nationally recognized rating agencies, then at least one of those other nationally recognized rating agencies) shall have reaffirmed in writing that, after giving effect to such Guarantor Event, the credit rating on the Debentures of the Twenty-second Series shall be investment grade (i.e. in one of the four highest categories, without regard to subcategories within such rating categories, of such rating agency).

If the Mandatory Redemption occurs (i) prior to September 1, 2015 and if the Purchase Contracts have been previously or concurrently terminated, the Redemption Price will be equal to the principal amount of each Debenture of the Twenty-second Series; (ii) prior to September 1, 2015, if the Purchase Contracts have not been so previously or concurrently terminated, the Redemption Price will be equal to the Redemption Amount for each Debenture of the Twenty-second Series; or (iii) on or after September 1, 2015, the Redemption Price will be equal to the principal amount of each Debenture of the Twenty-second Series; in each case, together with accrued and unpaid interest, if any, to, but excluding, the date of Mandatory Redemption.

13.	With respect to the Debentures of the Twenty-second Series, each of the following events shall be an additional Event of Default under the Indenture:
(A)the consolidation of the Guarantor with or merger of the Guarantor into any other Person, or the conveyance or other transfer or lease by the Guarantor of its properties and assets substantially as an entirety to any Person, unless
(a)the Person formed by such consolidation or into which the Guarantor is merged or the Person which acquires by conveyance or other transfer, or which leases, the properties and assets of the Guarantor substantially as an entirety shall be a Person organized and existing under the laws of the U.S., any State thereof or the District of Columbia, and shall expressly assume the obligations of the Guarantor under the Guarantee Agreement; and
(b)immediately after giving effect to such transaction, no Event of Default and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing; and
(B)the failure of the Company to redeem the Outstanding Debentures of the Twenty-second Series if and as required by paragraph 12 hereof.

14.
If a Guarantor Event occurs and the Company is not required to redeem the Debentures of the Twenty-second Series pursuant to paragraph 12 hereof, the Company will provide to the Trustee and the Holders of the Debentures of the Twenty-second Series annual and quarterly reports containing the information that the Company would be required to file with the Securities and Exchange Commission under Section 13 or Section 15(d) of the Securities Exchange Act of 1934 if it were subject to the reporting requirements of those Sections; provided, that if the Company is, at that time, subject to the reporting requirements of those Sections, the filing of annual and quarterly reports with the Securities and Exchange Commission pursuant to those Sections will satisfy the foregoing requirement.

15.
The Debentures of the Twenty-second Series which are a component of the Corporate Units will be issued in certificated form, will be in denominations of $1,000 and integral multiples of $1,000, without coupons; provided, however, that upon release by the Collateral Agent of Debentures of the Twenty-second Series underlying the Applicable Ownership Interests in Debentures of the Twenty-second Series pledged to secure the Corporate Units holders' obligations under the related Purchase Contracts (other than any release of the Debentures of the Twenty-second Series in connection with the creation of Treasury Units, an Early Settlement, a Fundamental Change Early Settlement, or a Remarketing) the Debentures of the Twenty-second Series will be issuable in denominations of $50 principal amount and integral multiples thereof.

16.	The Debentures of the Twenty-second Series shall have such other terms and provisions as are provided in the form set forth in Exhibit A hereto.

17.
The undersigned has read all of the covenants and conditions contained in the Indenture relating to the issuance of the Debentures of the Twenty-second Series and the definitions in the Indenture relating thereto and in respect of which this certificate is made.

18.
The statements contained in this certificate are based upon the familiarity of the undersigned with the Indenture, the documents accompanying this certificate, and upon discussions by the undersigned with officers and employees of the Company familiar with the matters set forth herein.

19.
In the opinion of the undersigned, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such covenants and conditions have been complied with.

20.
In the opinion of the undersigned, such conditions and covenants and conditions precedent, if any (including any covenants compliance with which constitutes a condition precedent), to the authentication and delivery of the Debentures of the Twenty-second Series requested in the accompanying Company Order No. 23 have been complied with.

IN WITNESS WHEREOF, I have executed this Officer's Certificate on behalf of the Company this 11th day of September, 2012 in New York, New York.

/s/ Paul Cutler
Paul Cutler
Treasurer

Signature Page - Officer's Certificate

Appendix A

Defined Terms

“Accounting Event” shall have the meaning set forth in Paragraph 7.
“Applicable Ownership Interest in Debentures of the Twenty-second Series” means a 5% undivided beneficial ownership interest in $1,000 principal amount of Debentures of the Twenty-second Series that is a component of a Corporate Unit, and “Applicable Ownership Interests in Debentures of the Twenty-second Series” means the aggregate of each Applicable Ownership Interest in Debentures of the Twenty-second Series that is a component of all Corporate Units then outstanding.
“Applicable Principal Amount” means the aggregate principal amount of the Debentures of the Twenty-second Series that are components of Corporate Units.
“Collateral Agent” shall have the meaning set forth in Paragraph 7.
“Common Stock” shall have the meaning set forth in Paragraph 7.
“Company” shall have the meaning set forth in the first paragraph.
“Contract Adjustment Payments” shall have the meaning specified in the Purchase Contract Agreement.
“Contract Settlement Price” shall have the meaning set forth in Paragraph 3.
“Corporate Units” shall have the meaning set forth in Paragraph 9.
“Custodial Agent” shall have the meaning set forth in Paragraph 7.
“Debentures of the Twenty-second Series” shall have the meaning set forth in Paragraph 1.
“Depositary” means a clearing agency registered under Section 17A of the Securities Exchange Act of 1934, as amended, that is designated to act as Depositary for the Corporate Units, Treasury Units and Separate Debentures pursuant to the Purchase Contract Agreement.
“DTC” shall have the meaning set forth in Paragraph 9.
“Early Settlement” shall have the meaning specified in the Purchase Contract Agreement.
“Failed Remarketing” will occur if, in spite of using its commercially reasonable efforts, the Remarketing Agents cannot remarket the (i) Pledged Debentures of the Twenty-second Series and (ii) the Separate Debentures of the Twenty-second Series, if any, the Holders of which have elected to participate in such Remarketing, during any Three-Day Remarketing Period (other than to the Company) at a price not less than 100% of the sum of the Remarketing Treasury Portfolio Purchase Price plus Separate Debentures of the Twenty-second Series Purchase Price, or a condition precedent set forth in the Purchase Contract Agreement is not fulfilled.
“Final Remarketing Date” shall mean the third Business Day immediately preceding September 1, 2015.
“Final Three-Day Remarketing Period” shall mean the Three-Day Remarketing Period beginning on and including the fifth Business Day, and ending on and including the third Business Day, prior to September 1, 2015.

“Fundamental Change Early Settlement” shall have the meaning specified in the Purchase Contract Agreement.
“Guarantee Agreement” shall have the meaning set forth in Paragraph 12.
“Guarantor” shall have the meaning set forth in Paragraph 12.
“Guarantor Events” shall have the meaning set forth in Paragraph 12.
“Indenture” shall have the meaning set forth in the first paragraph.
“Interest Payment Dates” shall have the meaning set forth in Paragraph 3.
“Interest Rate” shall have the meaning set forth in Paragraph 3.
“Mandatory Redemption” shall have the meaning set forth in Paragraph 12.
“Minimum Price” shall have the meaning set forth in Paragraph 3.
“NextEra Energy” shall mean NextEra Energy, Inc., a Florida corporation.
“Period for Early Remarketing” shall mean the period beginning on and including the fifth Business Day prior to March 1, 2015 and ending on and including the ninth Business Day preceding September 1, 2015, the last possible Remarketing Date prior to the Final Three-Day Remarketing Period.
“Pledge Agreement” shall have the meaning set forth in Paragraph 7.
“Pledged Debentures of the Twenty-second Series” shall mean Applicable Ownership Interests in Debentures of the Twenty-second Series from time to time credited to the Collateral Account and not then released from the lien and security interest in the Collateral created by the Pledge Agreement.
“Purchase Contract” shall have the meaning specified in the Purchase Contract Agreement.
“Purchase Contract Agent” shall have the meaning set forth in Paragraph 3.
“Purchase Contract Agreement” shall have the meaning set forth in Paragraph 9.
“Purchase Contract Settlement Date” shall mean September 1, 2015.
“Put Price” shall have the meaning set forth in Paragraph 8.
“Put Right” shall have the meaning set forth in Paragraph 8.
“Quarterly Interest Payment Date” shall have the meaning set forth in Paragraph 3.
“Quotation Agent” shall have the meaning set forth in Paragraph 3.
“Redemption Amount” shall have the meaning set forth in Paragraph 7.
“Regular Record Date” shall have the meaning set forth in Paragraph 5.
“Remarketed Debentures of the Twenty-second Series” shall have the meaning set forth in Paragraph 3.
“Remarketing” means the remarketing of the Debentures of the Twenty-second Series pursuant to the Remarketing Agreement during the Three-Day Remarketing Period.

“Remarketing Agents” shall have the meaning set forth in Paragraph 3.
“Remarketing Agreement” shall have the meaning set forth in Paragraph 3.
“Remarketing Announcement” shall have the meaning set forth in Paragraph 3.
“Remarketing Announcement Date” shall have the meaning set forth in Paragraph 3.
“Remarketing Dates” shall mean one or more Business Days during the period beginning on the fifth Business Day immediately preceding March 1, 2015 and ending on the third Business Day immediately preceding September 1, 2015 selected by the Company as a date on which the Remarketing Agents shall, in accordance with the terms of the Remarketing Agreement, remarket the Debentures of the Twenty-second Series.
“Remarketing Fee” shall mean (a) in connection with a Successful Remarketing during the period other than the Final Three‑Day Remarketing Period, the amount that may be deducted from any portion of the proceeds from the Remarketing that is in excess of the sum of the Remarketing Treasury Portfolio Purchase Price and the aggregate Separate Debentures of the Twenty-second Series Purchase Price equal to 25 basis points (0.25%) of the sum of the Remarketing Treasury Portfolio Purchase Price and the Separate Debentures of the Twenty-second Series Purchase Price; or (b) in connection with a Successful Remarketing during the Final Three‑Day Remarketing Period, the amount that may be deducted from any portion of the proceeds from the Remarketing that is in excess of the aggregate principal amount of the Remarketed Debentures of the Twenty-second Series equal to 25 basis points (0.25%) of the aggregate principal amount of the Remarketed Debentures of the Twenty-second Series.
“Remarketing Per Debenture of the Twenty-second Series Price” means an amount equal to the Remarketing Treasury Portfolio Purchase Price divided by the number of the Debentures of the Twenty-second Series that are components of Corporate Units remarketed on any Successful Remarketing Date during the Period for Early Remarketing.
“Remarketing Price” shall have the meaning set forth in Paragraph 3.
“Remarketing Treasury Portfolio” shall have the meaning set forth in Paragraph 3.
“Remarketing Treasury Portfolio Purchase Price” shall have the meaning set forth in Paragraph 3.
“Reset Effective Date” shall have the meaning set forth in Paragraph 3.
“Reset Rate” shall have the meaning set forth in Paragraph 4.
“SAS” shall have the meaning set forth in Paragraph 7.
“Separate Debentures of the Twenty-second Series” means Debentures of the Twenty-second Series that are not components of Corporate Units.
“Separate Debentures of the Twenty-second Series Purchase Price” means the amount in cash equal to the product of the Remarketing Per Debenture of the Twenty-second Series Price multiplied by the number of Separate Debentures of the Twenty-second Series remarketed in a Remarketing during the Period for Early Remarketing.
“Special Event” shall have the meaning set forth in Paragraph 7.
“Special Event Redemption” shall have the meaning set forth in Paragraph 7.
“Special Event Redemption Date” shall have the meaning set forth in Paragraph 7.

“Special Event Treasury Portfolio” shall have the meaning set forth in Paragraph 7.
“Stated Maturity Date” shall have the meaning set forth in Paragraph 2.
“Subsequent Interest Payment Date” shall have the meaning set forth in Paragraph 3.
“Successful Early Remarketing” occurs when the Remarketing Agents are able to remarket the Pledged Debentures of the Twenty-second Series and the Separate Debentures of the Twenty-second Series participating in such Remarketing, if any, at a price equal to or greater than 100% of the Remarketing Treasury Portfolio Purchase Price plus the Separate Debentures of the Twenty-second Series Purchase Price.
“Successful Final Remarketing” occurs when the Remarketing Agents are able to remarket the Pledged Debentures of the Twenty-second Series and the Separate Debentures of the Twenty-second Series participating in such Remarketing, if any, at a price equal to or greater than 100% of the aggregate principal amount of the Remarketed Debentures of the Twenty-second Series.
“Successful Remarketing” means a Successful Early Remarketing or a Successful Final Remarketing.
“Successful Remarketing Date” means the Remarketing Date on which the Debentures of the Twenty-second Series participating in such Remarketing are successfully remarketed in accordance with the provisions of the Remarketing Agreement.
“Tax Event” shall have the meaning set forth in Paragraph 7.
“Three-Day Remarketing Period” shall mean a period beginning on and including the first of three sequential Remarketing Dates and ending on and including the third of such sequential Remarketing Dates during which Debentures of the Twenty-second Series will be remarketed in accordance with the provisions of the Remarketing Agreement.
“Treasury Unit” shall have the meaning specified in the Purchase Contract Agreement.
“Trustee” shall have the meaning set forth in the first paragraph.
“U.S.” means the United States of America, its Territories, its possessions and other areas subject to its political jurisdiction.

Exhibit A

[Unless this certificate is presented by an authorized representative of The Depository Trust Company, a limited purpose company organized under the New York Banking Law (“DTC”), to NextEra Energy Capital Holdings, Inc. or its agent for registration of transfer, exchange, or payment, and any certificate issued is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.]

No.	CUSIP No. 65339K AE0

[FORM OF FACE OF DEBENTURE]
NEXTERA ENERGY CAPITAL HOLDINGS, INC.
SERIES F DEBENTURE DUE SEPTEMBER 1, 2017
NEXTERA ENERGY CAPITAL HOLDINGS, INC., a corporation duly organized and existing under the laws of the State of Florida (herein referred to as the “Company”, which term includes any successor Person under the Indenture), for value received, hereby promises to pay to or registered assigns, the principal sum of ____________________ Dollars, as set forth on Schedule I hereto, on the Stated Maturity Date, and to pay interest on said principal amount from September 11, 2012 or from the most recent Interest Payment Date to which interest has been paid or duly provided for, quarterly in arrears on March 1, June 1, September 1 and December 1 of each year (each a “Quarterly Interest Payment Date”), commencing December 1, 2012, at the rate of 1.60% per annum through and including the day immediately preceding the Reset Effective Date, if any, and thereafter semi-annually in arrears on the Subsequent Interest Payment Dates (together with the Quarterly Interest Payment Dates and the Reset Effective Date, the “Interest Payment Dates”) at the Reset Rate, in each case on the basis of a 360-day year consisting of twelve 30-day months, until the principal hereof is paid or duly provided for or made available for payment, and (to the extent that the payment of such interest shall be legally enforceable) to pay interest, compounded quarterly, at the rate of 1.60% per annum on any overdue principal and payment of interest through and including the day immediately preceding the Reset Effective Date, if any, and thereafter, compounded semi-annually, at the Reset Rate, if any. Interest on the Securities of this series will accrue from and including September 11, 2012, to, but excluding, the first Interest Payment Date, and thereafter will accrue from and including the last Interest Payment Date to which interest has been paid or duly provided for.
No interest will accrue on the Securities with respect to the day on which the Securities mature. In the event that any Interest Payment Date is not a Business Day, then payment of interest payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of such delay), except that, if such Business Day is in the next succeeding calendar year, then such payment shall be made on the immediately preceding Business Day, in each case, with the same force and effect as if made on the Interest Payment Date. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in the Indenture referred to on the reverse of this Security (the “Indenture”), be payable to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on the “Regular Record Date” for such interest installment, which (a) as long as the Securities of this series remain in certificated form and are held by the Purchase Contract Agent or are held in book-entry only form, will be one Business Day prior to the corresponding Interest Payment Date, or (b) if the Securities of this series are in certificated form, but are not held by the Purchase Contract Agent, or are not held in book-entry only form, will be at least one Business Day but not more than sixty (60) Business Days prior to such corresponding Interest Payment Date, as selected by the Company; provided that, unless the Purchase Contracts described in the Purchase Contract Agreement have been terminated, such Regular Record Date must be the same as the record date for payment of distributions and Contract Adjustment Payments for the Corporate Units described in such Purchase Contract Agreement; and provided further that interest payable on the Stated Maturity Date will be paid to the Person to whom principal is paid. Any such interest not punctually paid or duly provided for will forthwith cease to be payable to the Holder of this Security on such Regular Record Date and may be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date to be fixed by the Trustee for the payment of such Defaulted Interest, notice of which shall be given to Holders of Securities of this series not less than ten (10) days prior to such Special Record Date, or may be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Securities of this series may be listed, and upon such notice as may be required by such exchange, all as more fully provided in the Indenture.
Payment of the principal of (and premium, if any) and interest on this Security will be made at the office or agency of the Company maintained for that purpose in New York City, the State of New York in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that, at the option of the Company, interest on this Security may be paid by check mailed to the address of the Person entitled thereto, as such address shall appear on the Security Register or by a wire transfer to an account designated by the Person entitled thereto.
Reference is hereby made to the further provisions of this Security set forth on the reverse of this Security, which further provisions shall for all purposes have the same effect as if set forth at this place. (All capitalized terms used in this Security which are not defined herein, including the reverse of this Security, but which are defined in the Indenture or in the Officer's Certificate shall have the meanings specified in the Indenture or in the Officer's Certificate.)
Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse of this Security by manual signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed in New York, New York.

NEXTERA ENERGY CAPITAL HOLDINGS, INC.

By:

[FORM OF CERTIFICATE OF AUTHENTICATION]
CERTIFICATE OF AUTHENTICATION
Dated:
This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

The Bank of New York MELLON, as Trustee

By:
Authorized Signatory

[FORM OF REVERSE OF DEBENTURE]
This Security is one of a duly authorized issue of securities of the Company (herein called the “Securities”), issued and to be issued in one or more series under an Indenture (For Unsecured Debt Securities), dated as of June 1, 1999 (herein, together with any amendments thereto, called the “Indenture”, which term shall have the meaning assigned to it in such instrument), between the Company and The Bank of New York Mellon, as Trustee (herein called the “Trustee”, which term includes any successor trustee under the Indenture), and reference is hereby made to the Indenture, including the Board Resolutions and Officer's Certificate filed with the Trustee on September 11, 2012, creating the series designated on the face hereof (herein called, the “Officer's Certificate”), for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Securities and of the terms upon which the Securities are, and are to be, authenticated and delivered. This Security is one of the series designated on the face hereof.
Unless an earlier Special Event Redemption has occurred, this Security shall mature and the principal amount thereof shall be due and payable together with all accrued and unpaid interest thereon on the Stated Maturity Date. The “Stated Maturity Date” shall mean September 1, 2017.
If a Special Event shall occur and be continuing, the Company may, at its option, redeem the Debentures of the Twenty-second Series of this series in whole, but not in part, on any Interest Payment Date prior to the earlier of the Successful Remarketing Date or the Purchase Contract Settlement Date, at a price per security equal to the Redemption Price as set forth in the Indenture.
If this Security is not a component of Corporate Units, the Holder of this Security may, on or prior to the second Business Day, but no earlier than the fifth Business Day, immediately preceding the first Remarketing Date of any Three-Day Remarketing Period, elect to have this Security remarketed, by delivering this Security, along with a notice of such election to Deutsche Bank Trust Company Americas, as Collateral Agent or Custodial Agent, for Remarketing in accordance with the Pledge Agreement dated as of September 1, 2012 among NextEra Energy, Inc., The Bank of New York Mellon and Deutsche Bank Trust Company Americas, as Collateral Agent, Custodial Agent and Securities Intermediary.
The Securities are subject to a put right (the “Put Right”) in the following circumstances:
(A) If there has not been a Successful Remarketing prior to the Purchase Contract Settlement Date, each Holder of Securities that are not part of a Corporate Unit may exercise its Put Right by providing written notice at least two Business Days prior to the Purchase Contract Settlement Date, all as more fully described in the Officer's Certificate. The Put Price will be paid to such Holder on the Purchase Contract Settlement Date. The “Put Price” will be equal to the principal amount of the Securities, plus accrued and unpaid interest, if any, to, but excluding, the Purchase Contract Settlement Date.
(B) If there has not been a Successful Remarketing prior to the Purchase Contract Settlement Date, each Holder of 5% undivided beneficial ownership interest in $1,000 principal amount of Securities that is a component of a Corporate Unit (the “Applicable Ownership Interest in Securities”) will be deemed to have automatically exercised its Put Right, upon an unsuccessful Remarketing during the Final Three-Day Remarketing Period, unless, on the second Business Day immediately prior to the Purchase Contract Settlement Date, such Holder provides written notice to the Purchase Contract Agent of its intention to settle the related Purchase Contracts with separate cash and, on or prior to the Business Day immediately preceding the Purchase Contract Settlement Date, delivers to the Collateral Agent $50 in cash per each of such Holder's related Purchase Contracts. As described in the Purchase Contract Agreement, each Holder of an Applicable Ownership Interest in Securities will be deemed to have elected to apply a portion of the Put Price equal to the principal amount of such Holder's Applicable Ownership Interest in Securities against such Holder's obligations to NextEra Energy under the related Purchase Contracts, thereby satisfying such obligations in full, and NextEra Energy will deliver to such Holder its common stock, $0.01 par value, issued in accordance with each related Purchase Contract. Any amount of the Put

Price remaining following settlement of each such Purchase Contract will be delivered to the Purchase Contract Agent for the benefit of such Holder.
The Put Right of a Holder of the Securities that are not part of a Corporate Unit shall only be exercisable upon delivery to the Company, on or prior to 5:00 p.m. New York City time on the second Business Day immediately preceding the Purchase Contract Settlement Date, at the offices of the agency of the Company in New York City, the Securities of this series to be repaid with the form entitled “Option to Elect Repayment” on the reverse of or otherwise accompanying such Securities duly completed. Any such notice received by the Company shall be irrevocable. All questions as to the validity, eligibility (including time of receipt) and acceptance of the Securities of this series for repurchase shall be determined by the Company, whose determination shall be final and binding. The payment of the Put Price in respect of such Securities of this series shall be made, either through the Trustee or the Company acting as Paying Agent on the Purchase Contract Settlement Date.
The Securities will be absolutely, irrevocably and unconditionally guaranteed as to payment of principal, interest and premium, if any, by NextEra Energy, as Guarantor (the “Guarantor”), pursuant to a Guarantee Agreement, dated as of June 1, 1999, between the Guarantor and The Bank of New York Mellon (as Guarantee Trustee) (the “Guarantee Agreement”). The following shall constitute “Guarantor Events” with respect to the Securities:
(A)the failure of the Guarantee Agreement to be in full force and effect;
(B)the entry by a court having jurisdiction with respect to the Guarantor of (i) a decree or order for relief in respect of the Guarantor in an involuntary case or proceeding under any applicable Federal or State bankruptcy, insolvency or other similar law or (ii) a decree or order adjudging the Guarantor bankrupt or insolvent, or approving as properly filed a petition by one or more entities other than the Guarantor seeking reorganization, arrangement, adjustment or composition of or in respect of the Guarantor under any applicable Federal or State bankruptcy, insolvency or other similar law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official for the Guarantor or for any substantial part of its property, or ordering the winding up or liquidation of its affairs, and any such decree or order for relief or any such other decree or order shall have remained unstayed and in effect for a period of ninety (90) consecutive days; or
(C)the commencement by the Guarantor of a voluntary case or proceeding under any applicable Federal or State bankruptcy, insolvency or other similar law or of any other case or proceeding seeking for the Guarantor to be adjudicated bankrupt or insolvent, or the consent by the Guarantor to the entry of a decree or order for relief in respect of itself in a case or proceeding under any applicable Federal or State bankruptcy, insolvency or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against the Guarantor, or the filing by the Guarantor of a petition or answer or consent seeking reorganization or relief under any applicable Federal or State bankruptcy, insolvency or other similar law, or the consent by the Guarantor to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or similar official of the Guarantor or of any substantial part of its property, or the making by the Guarantor of an assignment for the benefit of creditors, or the admission by the Guarantor in writing of its inability to pay its debts generally as they become due, or the authorization of such action by the Board of Directors of the Guarantor.
Notwithstanding anything to the contrary contained in the Securities, the Officer's Certificate dated September 11, 2012 creating the Securities, or the Indenture, the Company shall, if a Guarantor Event shall occur and be continuing, redeem all of the Outstanding Securities within sixty (60) days after the occurrence of such Guarantor Event (the “Mandatory Redemption”) at a Redemption Price specified below unless, within thirty (30) days after the occurrence of such Guarantor Event, Standard & Poor's Ratings Services (a Standard & Poor's Financial Services LLC business) and Moody's Investors Service, Inc. (if the Securities are then rated by those rating agencies, or, if the Securities are then rated by only one of those rating agencies, then such rating agency, or, if the Securities are not then rated by either one of those rating agencies but are then rated by one or more other nationally recognized rating agencies, then at least one of those other nationally recognized rating agencies) shall have reaffirmed in writing that, after giving effect to such Guarantor Event, the credit rating on the Securities shall be investment grade (i.e. in one of the four highest categories, without regard to subcategories within such rating categories, of such rating agency).
If the Mandatory Redemption occurs (i) prior to September 1, 2015 and if the Purchase Contracts have been previously or concurrently terminated, the Redemption Price will be equal to the principal amount of each Security; (ii) prior to September 1, 2015, if the Purchase Contracts have not been so previously or concurrently terminated, the Redemption Price will be equal to the Redemption Amount for each Security; or (iii) on or after September 1, 2015, the Redemption Price will be equal to the principal amount of each Security; in each case, together with accrued and unpaid interest, if any, to, but excluding, the date of Mandatory Redemption.
If a Guarantor Event occurs and the Company is not required to redeem the Securities pursuant to the preceding paragraph, the Company will provide to the Trustee and the Holders of the Securities annual and quarterly reports containing the information that the Company would be required to file with the Securities and Exchange Commission under Section 13 or Section 15(d) of the Securities Exchange Act of 1934 if it were subject to the reporting requirements of those Sections; provided, that if the Company is, at that time, subject to the reporting requirements of those Sections, the filing of annual and quarterly reports with the Securities and Exchange Commission pursuant to those Sections will satisfy the foregoing requirement.
The Indenture contains provisions for defeasance at any time of the entire indebtedness of this Security upon compliance with certain conditions set forth in the Indenture, including the Officer's Certificate described above.
If an Event of Default with respect to Securities of this series shall occur and be continuing, the principal of and interest on the Securities of this series may be declared due and payable in the manner and with the effect provided in the Indenture.
The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series to be affected by such amendment to the Indenture at any time by the Company and the Trustee with the consent of the Holders of a majority in principal amount of the Securities at the time Outstanding of all series to be thus affected. The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the Securities of each series at the time Outstanding, on behalf of the Holders of all Securities of such series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by Holders of the specified percentages in principal amount of the Securities of this series shall be conclusive and binding upon all current and future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.
As provided in and subject to the provisions of the Indenture, the Holder of this Security shall not have the right to institute any proceeding with respect to the Indenture or for the appointment of a receiver or trustee or for any other remedy thereunder, unless such Holder shall have previously given the Trustee written notice of a continuing Event of Default with respect to the Securities of this series, the Holders of a majority in aggregate principal amount of the Securities of all series at the time Outstanding in respect of which an Event of Default shall have occurred and be continuing shall have made written request to the Trustee to institute proceedings in respect of such Event of Default as Trustee and offered the Trustee reasonable indemnity, and the Trustee shall not have received from the Holders of a majority in aggregate principal amount of Securities of all series at the time Outstanding in respect of which an Event of Default shall have occurred and be continuing a direction inconsistent with such request, and shall have failed to institute any such proceeding, for sixty (60) days after receipt of such notice, request and offer of indemnity. The foregoing shall not apply to any suit instituted by the Holder of this Security for the enforcement of any payment of principal hereof or any premium or interest hereon on or after the respective due dates expressed herein.

No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and any premium and interest on this Security at the times, place and rate, and in the coin or currency, herein prescribed.
The Securities of this series are issuable only in registered form without coupons in denominations of $1,000 and integral multiples thereof, except as provided for in the Officer's Certificate. As provided in the Indenture and subject to certain limitations therein set forth, Securities of this series are exchangeable for a like aggregate principal amount of Securities of this series and of like tenor and of authorized denominations, as requested by the Holder surrendering the same.
No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.
The Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Security is registered as the absolute owner hereof for all purposes, whether or not this Security be overdue, and none of the Company, the Trustee or any such agent shall be affected by notice to the contrary.

SCHEDULE I

The initial amount of the Securities evidenced by this certificate is $_______________;
CHANGES TO PRINCIPAL AMOUNT OF SECURITIES EVIDENCED BY THIS CERTIFICATE

Date	Amount of decrease in principal amount of this Security	Amount of increase in principal amount of this Security	Principal amount of this Security following such decrease or increase	Signature of authorized signatory of Trustee or Security Registrar

OPTION TO ELECT REPAYMENT
The undersigned hereby irrevocably requests and instructs the Company to repay $________ principal amount of the within Security, pursuant to its terms, on the “Purchase Contract Settlement Date,” together with any interest thereon accrued but unpaid to, but excluding, the date of repayment, to the undersigned at:
_____________________________________________________________________________________________________
(Please print or type name and address of the undersigned)
and to issue to the undersigned, pursuant to the terms of the Security, a new Security or Securities representing the remaining aggregate principal amount of this Security.
For this Option to Elect Repayment to be effective, this Security with the Option to Elect Repayment duly completed must be received by the Company at the offices of its agency in New York City, no later than 5:00 p.m. on the second Business Day prior to September 1, 2015.
Dated:

Signature:

Signature Guarantee:

Note: The signature to this Option to Elect Repayment must correspond with the name as written upon the face of the within Security without alternation or enlargement or any change whatsoever.
SIGNATURE GUARANTEE

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

ASSIGNMENT
FOR VALUE RECEIVED, the undersigned assigns and transfers this Series F Debenture due September 1, 2017 to:

(Insert assignee's social security or tax identification number)

(Insert address and zip code of assignee)

and irrevocably appoints

agent to transfer this Security on the books of the Security Register. The agent may substitute another to act for him or her.

Date:

Signature:

Signature Guarantee:

(Sign exactly as your name appears on the other side of this Security)

SIGNATURE GUARANTEE

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.